                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) of the Securities
                              Exchange Act of 1934

    Filed by the Registrant [X]
    Filed by a Party other than the Registrant [ ]
    Check the appropriate box:

    [X] Preliminary Proxy Statement                       [ ] Confidential, for Use of the Commission
                                                              Only (as permitted by Rule 14a-6(e)(2))

    [ ] Definitive Proxy Statement

    [ ] Definitive Additional Materials

    [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                   CAPTEC FRANCHISE CAPITAL PARTNERS L.P. IV
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                (Name of Registrant as Specified in Its Charter)

                   CAPTEC FRANCHISE CAPITAL PARTNERS L.P. IV
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                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

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     (4) Date filed:

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

                   CAPTEC FRANCHISE CAPITAL PARTNERS L.P. IV
                          24 FRANK LLOYD WRIGHT DRIVE
                               LOBBY L, 4TH FLOOR
                           ANN ARBOR, MICHIGAN 48105

                                          , 2001

Dear Limited Partner:

     This letter is being sent to the limited partners of Captec Franchise Capital Partners L.P. IV, a Delaware limited partnership, in connection with the solicitation by the partnership of written consents to:

     - transfer the general partner's interest owned by Captec Net Lease Realty, Inc., a Delaware corporation, to GP4 Asset Acquisition, LLC, a Michigan limited liability company;

     - admit GP4 Asset Acquisition as the general partner of the partnership;
       and

     - continue the business of the partnership with GP4 Asset Acquisition as the general partner.


     The proposal to which this letter and the enclosed consent relates is more fully set forth below. This letter and the enclosed consent are first being
furnished on or about           , 2001, to the limited partners reflected on the
partnership's list of record and beneficial holders of limited partnership units as of November 19, 2001. The general partner has established November 19, 2001 as the record date for determining the limited partners eligible to act by written consent with respect to the proposal. Only limited partners of record on the record date are eligible to consent to the proposal and the enclosed consent form may be utilized only by such limited partners. We urge you to read this letter carefully and sign, date and promptly mail the enclosed consent form to the partnership.



     LIMITED PARTNERS ARE BEING ASKED TO CONSENT TO THE PROPOSAL BY SIGNING,
DATING AND PROMPTLY MAILING THE ENCLOSED CONSENT FORM NO LATER THAN           ,
2002.

                                  THE PROPOSAL

     The proposal provides for:

     - the transfer to GP4 Asset Acquisition of Captec's general partner's interest in the partnership and the withdrawal of Captec as general partner;

     - the admission of GP4 Asset Acquisition as general partner; and

     - the continuation of the business of the partnership with GP4 Asset Acquisition as general partner.


                            REASON FOR THE PROPOSAL



MERGER AGREEMENT



     The proposed transfer of the general partner's interest to GP4 Asset Acquisition for which limited partner consent is sought is related to the proposed merger of Captec with and into Commercial Net Lease Realty, Inc., a Maryland corporation, pursuant to a July 1, 2001 Agreement and Plan of Merger. The separate corporate existence of Captec terminated upon completion of the merger, which became effective on December 1, 2001.



ASSET PURCHASE AGREEMENT



     Contemporaneously with the execution of the merger agreement, Captec, Commercial Net Lease Realty, Mr. Beach, CRC Acquisition and certain wholly-owned subsidiaries of CRC Acquisition, including GP4 Asset Acquisition, executed the asset purchase agreement pursuant to which certain non-real estate assets of Captec will be sold to CRC Acquisition and its subsidiaries following completion of the merger, subject to limited partner approval. The non-real estate assets to be sold include the general partner's interest in the partnership. In consideration of the sale of these assets pursuant to the asset purchase agreement, CRC Acquisition has agreed to:



     - assume liabilities associated with those assets;



     - pay to Commercial Net Lease Realty (as successor in interest following the merger to the rights of Captec under the asset purchase agreement) $750,000 in cash; and



     - execute and deliver a promissory note in favor of Commercial Net Lease Realty in the principal amount of $6.75 million pursuant to the terms of a loan agreement between Commercial Net Lease Realty and CRC Acquisition and certain wholly-owned subsidiaries of CRC Acquisition, including GP4 Asset Acquisition.



No specific value has been assigned to the general partner's interest in the partnership.



EFFECTS OF THE MERGER



     In connection with the management of the partnership, Captec does not have its own administrative and professional infrastructure, but, rather, contracts for advisory services from Financial Group and Captec Advisors, which are affiliates of the partnership and Captec that are controlled by Mr. Beach. Following consummation of the merger, neither Mr. Beach nor any other member of Captec's management involved in the management of the partnership will be employed by Commercial Net Lease Realty. The advisory agreement pursuant to which Financial Group and Captec Advisors provide advisory services to Captec in connection with the current management of the partnership will be terminated upon completion of the merger. As described above under the heading "GP 4 Asset Acquisition," following the merger and subject to the consent of the limited partners to the proposal, Mr. Beach and all other members of Captec's management involved in the management of the partnership, Financial Group and Captec Advisors will continue to provide management services to the partnership as they have since the formation of the partnership. Section 16.5 of the partnership agreement provides that Captec may merge into another corporation which shall succeed to all of its rights and responsibilities as general partner of the partnership without obtaining the consent of the limited partners. Since the merger was consummated prior to the consent of the limited partners to the proposal, Commercial Net Lease Realty became the general partner of the partnership by operation of the merger and, pursuant to an assignment, assumption and services agreement, Commercial Net Lease Realty assigned to CRC Acquisition its economic interest as general partner in the partnership to the extent permitted under Delaware law and CRC or one of its affiliates has assumed all of Commercial Net Lease Realty's economic interest as general partner in the partnership to the extent permitted under Delaware law and agreed to perform all of the management services for the partnership that is has been past practice for the managing general partner to have performed. The assignment, assumption and services agreement also provides that Commercial Net Lease Realty shall assign, and CRC Acquisition shall assume, the remaining portion of Commercial Net Lease Realty's interest as general partner in the partnership following the consent of the limited partners to the proposal. If limited partner consent has not been obtained within two years of the sale pursuant to the asset purchase agreement, Commercial Net Lease Realty can take back management control of the partnership. For these reasons, continuity of management of the partnership following completion of the merger of Captec into Commercial Net Lease Realty can be assured only through limited partner consent to the proposal. See "GP4 Asset Acquisition."


                             GP4 ASSET ACQUISITION

     GP4 Asset Acquisition is a wholly-owned subsidiary of CRC Asset Acquisition, LLC, a Michigan limited liability company. GP4 Asset Acquisition has been created solely to acquire and own the general partner's interest in the partnership and to serve as the general partner of the partnership, subject to the consent of the limited partners.

     Patrick L. Beach, Captec's Chairman of the Board of Directors and President and Chief Executive Officer, is the sole member of CRC Acquisition, which was created solely to own, directly or through its wholly-owned subsidiaries, certain assets to be acquired from Captec pursuant to a July 1, 2001 Asset Purchase Agreement. Mr. Beach is also the Chairman of the Board of Directors, President and Chief Executive Officer of Captec Financial Group, Inc. and Captec Net Lease Realty Advisors, Inc. and served as a co-general partner of the partnership from its inception in 1996 until the sale of the general partner's interest to Captec in 1998. Mr. Beach is a graduate of the University of Michigan School of Business Administration (B.B.A. 1977).

     In connection with the management of the partnership, Captec does not have its own administrative and professional infrastructure, but, rather, contracts for advisory services from Financial Group and Captec Advisors, which are affiliates of the partnership and Captec that are controlled by Mr. Beach. Following consummation of the merger, neither Mr. Beach nor any other member of Captec's management involved in the management of the partnership will be employed by Commercial Net Lease Realty. The advisory agreement pursuant to which Financial Group and Captec Advisors provide advisory services to Captec in connection with the current management of the partnership will be terminated upon completion of the merger.


     It is anticipated that, following the merger and subject to the consent of the limited partners to this proposal, Financial Group and Captec Advisors will continue to provide the same administrative, professional and advisory services to the partnership as they have since the formation of the partnership. Financial Group and Captec Advisors will continue to employ all of the members of Captec's management that currently are involved in the management of the partnership. As a result, although there will be a change in the general partner of the partnership, there will be no change in the management team responsible for the ongoing operations of the partnership. In addition to Mr. Beach management will continue to include W. Ross Martin, H. Reid Sherard and Ronald Max.



     Mr. Martin, in addition to serving as a director, Executive Vice President, Chief Financial Officer and Treasurer of Captec, is a director, and Vice Chairman of Financial Group and Captec Advisors. Mr. Martin joined Financial Group in 1985 as Controller, was promoted to Vice President -- Finance in 1986, Chief Financial Officer in 1994 and Vice Chairman in 2001, and currently serves as a director and Vice

Chairman of Financial Group and in a similar capacity for various of its affiliates. Mr. Martin is a graduate of the University of Michigan School of Business Administration (B.B.A. 1982) and a Certified Public Accountant.



     Mr. Sherard, Captec's Senior Vice President, also is President of Captec Strategic Advisors and has been employed by Financial Group and its affiliates since 1994. From 1986 to 1994 Mr. Sherard was employed by Franchise Finance Corporation of America in several positions including Vice President, Acquisitions. Mr. Sherard is a graduate of Charleston Southern University (B.S.
1970).



     Mr. Max, Captec's Chief Investment Officer, joined Financial Group in 1995 to help establish a retail properties acquisition and development program. From 1988 to 1995 Mr. Max held various positions with Brauvin Real Estate Funds, including Chief Financial Officer and Director of Acquisitions. Mr. Max is a graduate of Northern Illinois University (B.S. 1979) and a Certified Public Accountant.


                   LIMITED PARTNERSHIP OWNERSHIP AND CONSENT


     As of November 19, 2001, there were           outstanding limited
partnership units eligible to consent to the proposal. Consents from the record
owners of at least           limited partnership units are required to approve
the proposal. Pursuant to Section 15.1.4 of the partnership agreement, limited partnership units owned by Captec and its affiliates are excluded from determining whether a majority vote has been obtained. As of the record date, neither Captec nor any of its affiliates owned any limited partnership units.



        RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE GENERAL PARTNER


     The Board of Directors of Captec, with Mr. Beach abstaining, has unanimously determined that the proposed actions are in the best interests of the limited partners and recommends, as the board of the general partner of the partnership, that the limited partners:

     - approve the transfer of the general partner's interest to GP4 Asset Acquisition;

     - admit GP4 Asset Acquisition as general partner of the partnership; and

     - continue the business of the partnership with GP4 Asset Acquisition as general partner.

          OBLIGATION OF CRC ACQUISITION AND CAPTEC TO SOLICIT CONSENT

     CRC Acquisition and Captec each are obligated to use commercially reasonable best efforts to obtain the consent of the limited partners as well as the consent of the limited partners of Captec Franchise Capital Partners L.P. III to transfer the general partner's interest in that partnership to another wholly-owned subsidiary of CRC Acquisition. Consent of the limited partners to the proposal is not a condition to closing the asset purchase agreement or the merger nor is Captec's failure to obtain such consent a breach of the asset purchase agreement.

FAILURE TO SOLICIT CONSENT

     The merger agreement obligates Captec, in its capacity as general partner of the partnership, to prepare and file with the SEC this consent solicitation. In the merger agreement, Captec has agreed to recommend, to the fullest extent permitted by its fiduciary duties as the general partner of the partnership, that the limited partners consent to and approve the transfer of Captec's general partner's interest to GP4 Asset Acquisition. Captec also has agreed to pay Commercial Net Lease Realty a fee of $250,000 if Captec did not so recommend or if this consent solicitation did not include such a recommendation or if Captec withdraws, amends or modifies, or proposes or resolves to withdraw, amend or modify its recommendation, in each case, as a result of Captec's determination that taking any of such actions is not permitted by Captec's fiduciary duty as general partner of the partnership.

FAILURE TO OBTAIN CONSENT PRIOR TO MERGER


     Upon completion of the merger, Commercial Net Lease Realty became the general partner of the partnership by operation of the merger. Upon closing of the sale of the other assets pursuant to the asset purchase agreement, Captec's economic interest in the partnership was transferred to CRC Acquisition and Mr. Beach pledged 10,000 shares of Commercial Net Lease Realty preferred stock that he received in partial consideration of the exchange of his shares of Captec common stock pursuant to the merger agreement to secure CRC Acquisition's obligation to continue to seek approval of the limited partners of each partnership to the transfer of the respective general partner's interests. Those shares of Commercial Net Lease Realty preferred stock represent $250,000 in value based upon a stated value and liquidation preference of $25.00 per share. One-half of the pledged shares will be released to Mr. Beach at such time as, with respect to each partnership, limited partner consent has been obtained, the partnership is dissolved or Commercial Net Lease Realty elects to take control of the partner's interest, which, as successor in interest to Captec under the partnership agreement, it has the right to do two years after the effective date of the sale of the other assets pursuant to the asset purchase agreement, if such consents have not been received at that time. If Commercial Net Lease Realty does not elect to take control of the partnership interests, the pledged shares will be returned to Mr. Beach.



EFFECT OF OBTAINING CONSENT



     If the requisite limited partner consents are obtained, the general partner's interest currently owned by Captec will be transferred and assigned to GP4 Asset Acquisition and GP4 Asset Acquisition will be admitted as general partner of the partnership on or about the date on which Captec receives the requisite limited partner consents. Subject to the consent of the limited partners, simultaneous with the transfer of the general partner's interest owned by Captec to GP4 Asset Acquisition, GP4 Asset Acquisition will become the successor general partner of the partnership and the business of the partnership will continue.


                           THE PARTNERSHIP AGREEMENT

OBLIGATIONS AND RIGHTS UNDER THE PARTNERSHIP AGREEMENT

     The agreement of limited partnership of the partnership sets forth the respective rights, duties and obligations of the general partners and the limited partners. Section 15.1.2(b) provides that, prior to assigning the general partner's interest, Captec, as general partner, must obtain the approval of the limited partners by a vote of limited partners owning a majority of the limited partnership interests outstanding. Upon withdrawal of Captec as general partner, the limited partners, by a majority vote, may elect to continue the business of the partnership and elect a successor general partner pursuant to section 18.1.1 of the partnership agreement. In determining the existence of a majority vote, the general partner's interest and/or units owned by Captec and its affiliates (as defined in the partnership agreement) are excluded pursuant to section 15.1.4 of the partnership agreement.

COMPENSATION TO GP4 ASSET ACQUISITION UNDER THE PARTNERSHIP AGREEMENT

     Upon approval and assignment of Captec's general partner's interest to GP4 Asset Acquisition, for its services as the general partner, GP4 Asset Acquisition will be entitled to receive compensation from the partnership pursuant to the partnership agreement. This compensation (which in many cases is subordinated to certain distributions to the limited partners) includes real property and equipment acquisition fees, a property management fee based on the gross rental revenue of the partnership, reimbursement of expenses and specified percentages of the net proceeds from the sale, refinancing or liquidation of property or equipment. Based upon its 1.0% general partner's interest in the partnership, pursuant to the partnership agreement, GP4 Asset Acquisition also will receive 1.0% of all cash distributions made by the partnership, the amount and timing of which distributions will be determined by GP4 Asset Acquisition as the general partner. The compensation to be received by GP4 Asset Acquisition will be identical to the compensation that Captec currently receives for serving as general partner of the partnership.

                                  THE CONSENT

GENERAL


     As of November 19, 2001, the partnership had           limited partnership
units outstanding. No limited partnership units are owned by Captec or any affiliates and no single person or entity owns more than 5.0% of the limited partnership units. Written consents from the record owners of at least limited partnership units are required to approve the proposal. At such time as the partnership receives valid and unrevoked written consents from limited partners owning at least a majority of the limited partnership units outstanding, the consent of the limited partners will be deemed to have been obtained, the consent process will be closed and the transfer of the general partner's interest will take effect upon the closing of the asset purchase agreement following, and contingent upon, the closing of the merger, or, if later, the date on which the requisite limited partner consents have been received.


VOTING; RECORD DATE

     Each limited partnership unit entitles the limited partner to one vote with respect to the written consent solicited hereby. Only limited partners of record on the record date may consent to the proposal. If your units are held in the name of a brokerage firm, bank, nominee or other institution, only such institution can sign a written consent with respect to your units and can do so only at your direction. Accordingly, if your units are so held, please contact your account representative and give instructions to have the enclosed consent executed with respect to your units. Notwithstanding the foregoing, with respect to any units owned by an IRA or other account of which you are the beneficiary and of which MAVRICC Management Services, Inc. (MAVRICC) is the servicer (which units would be held in the name of the bank or other institution which is the custodian or trustee of the account), MAVRICC will obtain written instructions from such custodian or trustee confirming your instructions as expressed in your consent with respect to the voting of your units in connection with the proposal and directing and authorizing the partnership to vote your units as indicated by you on the consent you return to the partnership.

     Because approval of the proposal requires the affirmative consent of limited partners owning of record at least a majority of the limited partnership units outstanding, abstentions and broker non-votes, which are consents from brokers or nominees indicating that such persons have not received instructions from beneficial owners or other persons entitled to give consents with respect to limited partnership units as to matters for which the brokers or nominees do not have discretionary power, will have the effect of votes against the proposal. Captec, as general partner of the partnership, recommends that limited partners consent to the proposal.

CLOSE OF CONSENT SOLICITATION


     It is the present intention of the partnership to close this consent solicitation as of the date on which valid and unrevoked written consents of limited partners owning at least a majority of the limited partnership units outstanding have been received by the partnership. The partnership is seeking,
if possible, to close this consent solicitation on or about           , 2002,
although, if necessary, the partnership may continue to solicit consents after that time.


REVOCABILITY OF CONSENT

     A consent signed, dated and mailed by a limited partner subsequently may be revoked by written notice of revocation to the partnership at any time prior to the closing of the consent solicitation. A revocation may be in any written form validly signed by the record holder provided it clearly states that such holder's consent previously given is no longer effective. To prevent confusion, the revocation must be dated. To be effective, a written revocation of a previously executed and delivered consent must be delivered prior to the time that the requisite number of executed, unrevoked consents have been received by the partnership as set forth above. Any revocation may be delivered to Captec Franchise Capital Partners L.P. IV at 24 Frank Lloyd Wright Drive, Lobby L, 4th Floor, Ann Arbor, Michigan 48105.

RESULT OF CONSENT


     If the requisite consents are obtained:


     - Captec's general partner's interest will be transferred and assigned to GP4 Asset Acquisition, and, simultaneously with such transfer;

     - GP4 Asset Acquisition will be admitted as the successor general partner of the partnership;

     - the partnership agreement will be amended accordingly; and

     - the business of the partnership will continue.

Such amendment will reflect

     - the transfer of Captec's general partner's interest to GP4 Asset Acquisition;

     - the withdrawal of Captec from the partnership; and

     - the admission of GP4 Asset Acquisition as a successor general partner with respect to the transferred general partner's interest.

The amendment will be executed by GP4 Asset Acquisition and by Commercial Net Lease Realty as successor in interest to Captec following the merger as general partner on their own behalves and as attorney-in-fact for the limited partners in accordance with section 19.1 of the partnership agreement.

EXPENSES OF SOLICITATION

     The expenses of this consent solicitation will be paid by Captec. Captec will pay Georgeson Shareholder Communications, Inc. a fee of $5,000 plus reimbursement of out-of-pocket expenses for its services in soliciting consents. In addition to solicitation by mail, directors, officers and employees of Captec may solicit consents by telephone, facsimile, or otherwise. Directors, officers and employees of Captec will not be additionally compensated for any such solicitation, but may be reimbursed for out-of-pocket expenses incurred. Brokerage firms, fiduciaries and other custodians that forward soliciting material to limited partners will be reimbursed for their reasonable expenses incurred in forwarding such material.

                                 RECOMMENDATION

     CAPTEC, AS THE GENERAL PARTNER OF THE PARTNERSHIP, RECOMMENDS THAT YOU CONSENT TO THE TRANSFER OF THE GENERAL PARTNER'S INTEREST FROM CAPTEC
         TO GP4 ACQUISITION AND THE CONTINUATION OF THE BUSINESS OF THE
              PARTNERSHIP WITH GP4 ACQUISITION AS GENERAL PARTNER.

     YOUR CONSENT IS IMPORTANT. TO GIVE YOUR CONSENT PLEASE SIGN, DATE AND
           COMPLETE THE ENCLOSED CONSENT AND MAIL IT PROMPTLY IN THE
                           ENCLOSED RETURN ENVELOPE.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     If you would like additional copies of this correspondence or have questions about the proposal, you should contact:

                   GEORGESON SHAREHOLDER COMMUNICATIONS, INC.
                                17 STATE STREET
                                   10TH FLOOR
                            NEW YORK, NEW YORK 10004
                                  800-223-2064

     The merger agreement is an appendix to a proxy statement-prospectus included in a registration statement on Form S-4 filed by Commercial Net Lease Realty with the United States Securities and Exchange Commission on October 11, 2001. The asset purchase agreement is filed as an exhibit to this registration statement. This information may be inspected and copied at public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's Regional Office at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies may be obtained at prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. The SEC also maintains an Internet web site on which information electronically filed with the SEC may be obtained. The address of the SEC's web site is http://www.sec.gov.

                                        Sincerely,

                                        CAPTEC FRANCHISE CAPITAL PARTNERS L.P.
                                        IV

                                        By: Captec Net Lease Realty, Inc.
                                            General Partner

                                        By:
                                        ----------------------------------------

                    CAPTEC FRANCHISE CAPITAL PARTNERS L.P. IV
                                     CONSENT

         The undersigned, a limited partner of Captec Franchise Capital Partners L.P. IV, a Delaware limited partnership, does hereby vote, with respect to all units owned by the undersigned, as follows:

               [ ] FOR           [ ] AGAINST             [ ] ABSTAIN

         APPROVAL of the proposal more particularly described in the letter accompanying this consent, dated ___________, 2001, receipt of which is hereby acknowledged, to

        - transfer the units owned by Captec Net Lease Realty, Inc., a Delaware corporation, as general partner of the partnership, to GP4 Asset Acquisition, LLC, a Michigan limited liability company;

        - admit GP4 Asset Acquisition as general partner of the partnership and effective simultaneously with such transfer; and

        - continue the business of the partnership with GP4 Asset Acquisition as general partner of the partnership.

        THIS CONSENT IS SOLICITED BY CAPTEC FRANCHISE CAPITAL PARTNERS L.P. IV. WHEN THIS CONSENT FORM IS PROPERLY EXECUTED, THE UNITS REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF A PROPERLY EXECUTED CONSENT FORM IS RETURNED WITHOUT ANY VOTE BEING SPECIFIED, THE UNITS REPRESENTED HEREBY WILL BE DEEMED TO HAVE CONSENTED TO THE PROPOSAL.

Dated:___________________________________________

Signature:_______________________________________

Signature:_______________________________________
          (if held jointly)

Title:___________________________________________

         Please sign exactly as name appears on the envelope in which this material is delivered. When units are held by joint tenants, each joint tenant should sign. When signing as an attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

         PLEASE MARK, SIGN, DATE AND RETURN THIS CONSENT FORM PROMPTLY USING THE ENCLOSED PREPAID ENVELOPE TO:
___________________________________________________________. If you have any questions, please call Georgeson Shareholder Communications, Inc. at (800) 223-2064 (toll-free) or (212) 440-9800 if outside the U.S.